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                                                                     EXHIBIT 2.1


                            AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), made this 10th day of November 1998, by and between Greentree Software, Inc., a New York corporation ("Greentree-New York"), and PurchaseSoft, Inc., a Delaware corporation and a wholly-owned subsidiary of Greentree-New York ("PurchaseSoft") (the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations").

                                    WITNESSETH:

WHEREAS, the Boards of Directors of Greentree-New York and PurchaseSoft have determined that the proposed merger (the "Merger") of Greentree-New York with PurchaseSoft upon the terms hereinafter set forth is advisable and in the best interests of the shareholders of such corporations, and the Boards of Directors of Greentree-New York and PurchaseSoft have adopted and approved this Agreement and both such Boards of Directors have directed that this Agreement be submitted to the shareholders of Greentree-New York and PurchaseSoft for their approval; and

WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986; and

WHEREAS, Greentree-New York and PurchaseSoft, as appropriate, intend to take all such action as may be necessary or appropriate as and when required by the provisions of this Agreement in order to consummate the Merger;

WHEREAS, the authorized capital stock of Greentree-New York consists solely of 15,000,000 shares of common stock, par value $.01 per share, of which 8,154,761 shares are issued and outstanding as of the date hereof; and

WHEREAS, the authorized capital stock of PurchaseSoft consists solely of 25,000,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding as of the date hereof, all of which shares are owned by Greentree-New York;

NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

                                     ARTICLE I

                                      GENERAL

1.1 Agreement to Merge. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

1.2 Effective Time of the Merger. The Merger shall be effective in accordance with the laws of the States of New York and Delaware. The date and time the Merger becomes effective is referred to as the "Effective Time of the Merger."

1.3 Surviving Corporation. At the Effective Time of the Merger, Greentree-New York shall be merged with and into PurchaseSoft, and PurchaseSoft shall be the surviving corporation, governed by the laws of the

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State of Delaware (hereinafter sometimes called the "Surviving Corporation").
The name of the Surviving Corporation will be PurchaseSoft, Inc.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time of the Merger, the Certificate of Incorporation and Bylaws of PurchaseSoft in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Certificate of Incorporation and Bylaws in accordance with the laws of the State of Delaware and the provisions of the Certificate of Incorporation.

1.5 Directors. The directors of Greentree-New York in office at the Effective Time of the Merger shall be and constitute the directors of the Surviving Corporation, each holding the same directorship in the Surviving Corporation as he or she held in Greentree-New York for the terms elected and/or until their respective successors shall be elected or appointed and qualified.

1.6 Officers. The officers of Greentree-New York in office at the Effective Time of the Merger shall be and constitute the officers of the Surviving Corporation, each holding the same office in the Surviving Corporation as he or she held in Greentree-New York for the terms elected and/or until their respective successors shall be elected or appointed and qualified.

1.7 Effect of the Merger. On and after the Effective Time of the Merger, the separate existence of Greentree-New York and PurchaseSoft shall cease and the Surviving Corporation shall succeed, without further action, to all the properties and assets of Greentree-New York and PurchaseSoft of every kind, nature and description and to Greentree-New York's and PurchaseSoft's business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests to all real estate and other property owned by Greentree-New York or PurchaseSoft without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of Greentree-New York or PurchaseSoft shall become the liabilities and obligations of the Surviving Corporation, and any proceedings pending against Greentree-New York or PurchaseSoft will be continued as if the Merger had not occurred.

1.8 Further Assurances. Greentree-New York hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof.

                                     ARTICLE II

                   CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Greentree-New York Capital Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Greentree-New York, PurchaseSoft or the holders of any of the common stock ("Greentree-New York Common Stock") of Greentree-New York: (i) each issued and outstanding share of Greentree-New York Common Stock, including any rights attached thereto, and each share of Common Stock of Greentree-New York, including any rights attached thereto, held in the treasury of Greentree-New York, shall be converted into one share of PurchaseSoft Common Stock with such similar rights attached thereto;
(ii) each option to purchase Greentree-New York Common Stock granted pursuant to
(a) the 1987, 1984 and 1997 Stock Option Plans of Greentree-New York, each as amended to date (the "Stock Option Plans"), and (b) the stock option agreements which shall be outstanding immediately prior to the Merger (collectively, the


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"Options") shall, by virtue of the merger and without further action, be assumed by PurchaseSoft and the holder thereof thereafter shall be entitled upon exercise, in accordance with the terms of such Options, to purchase after the Effective Time that number of shares of PurchaseSoft Common Stock as is equal to the number of shares of Greentree-New York Common Stock that such holder is, or would have been at the time of exercise, entitled to purchase as provided in such Option, at the price per share provided in such Option, and except for the security for which such Option is exercisable, each Option shall otherwise remain subject to the identical terms and conditions after the Effective Time (including, without limitation, the exercise date and extent of exercisability) as were applicable to such Option immediately prior to the Effective Time; and
(iii) each holder of a warrant to purchase Greentree-New York Common Stock granted pursuant to the stock purchase warrants which shall be outstanding immediately prior to the Merger (the "Warrants") shall be entitled upon exercise, in accordance with the terms of such warrants, to purchase after the Effective Time that number of shares of PurchaseSoft Common Stock as is equal to the number of shares of Greentree-New York Common Stock, respectively, that such holder is, or would have been at the time of exercise, entitled to purchase as provided in such Warrant, at the price per share provided in such Warrant, and except for the security for which such Warrant is exercisable, each Warrant shall otherwise remain subject to identical terms and conditions after the Effective Time (including, without limitation, the exercise date and extent of exercisability) as were applicable to such Warrant immediately prior to the Effective Time.

2.2 PurchaseSoft Capital Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Greentree-New York, PurchaseSoft or the holders of any of the common stock ("PurchaseSoft Common Stock") of PurchaseSoft, each issued and outstanding share of PurchaseSoft Common Stock shall be canceled.

                                    ARTICLE III

                             TERMINATION AND AMENDMENT

3.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after action thereon by the shareholders of the Constituent Corporations, by the mutual written consent of the Boards of Directors of Greentree-New York and PurchaseSoft.

3.2 Consequences of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3.1 hereof, this Agreement shall be of no further force or effect.

3.3 Modification, Amendment, Etc. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, to the full extent permitted by the corporate laws of the States of New York and Delaware. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.

                                     ARTICLE IV

                                   MISCELLANEOUS

4.1 Expenses. The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger herein provided for.

4.2 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.


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4.3    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.

4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.


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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.


                                   GREENTREE SOFTWARE, INC.,
                                        a New York corporation


                                   By:  /s/ Joseph D. Mooney
                                      --------------------------------
                                        Joseph D. Mooney,
                                          Chairman and
                                          Chief Executive Officer


                                   PURCHASESOFT, INC.,
                                        a Delaware corporation


                                   By:  /s/ Joseph D. Mooney
                                      --------------------------------
                                        Joseph D. Mooney,
                                          Chairman and
                                          Chief Executive Officer